Exhibit 99.1
Tallgrass Energy Partners Reports Record Fourth Quarter 2014 Results, Provides Update on Potential Acquisition of PXP Interest and Issues 2015 Financial Guidance
LEAWOOD, Kan.--(BUSINESS WIRE)--February 19, 2015--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP" or the "Partnership") today reported financial and operating results for the full year 2014. In addition, TEP's financial results for the fourth quarter and full year 2013 have been recast to reflect the results of operations of Trailblazer Pipeline Company LLC ("Trailblazer"), which TEP acquired effective April 1, 2014, and Tallgrass Pony Express Pipeline, LLC ("Pony Express"), of which TEP acquired a controlling 33.3% interest effective September 1, 2014. The financial results for all periods presented in the table below include the results of operations of Trailblazer and Pony Express, except for periods under the column "As Reported in 2013."
President and CEO David G. Dehaemers, Jr. said, "TEP delivered a solid fourth quarter which completes an outstanding full-year performance of which our team is very proud. Specifically, the quarterly distribution of $0.485 that was paid on February 13, 2015 represents 54 percent year-over-year distribution growth, which is among the highest distribution growth rates of the high-growth MLPs. Looking ahead, 2015 is off to a great start with the announcement of the potential acquisition of another 33.3 percent interest in Pony Express."

Summary Financial Information	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except coverage and per unit data)	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013

Net Income (Loss) attributable to partners	$26,828	$13,411	$13,829	$70,681	$9,747	$14,179
Add:
Interest expense (income), net of noncontrolling interest	2,800	600	655	7,648	11,035	11,141
Depreciation and amortization expense, net of noncontrolling interest	19,143	9,306	7,225	45,389	37,898	29,549
Loss on extinguishment of debt	—	—	—	—	17,526	17,526
Non-cash (gain) loss related to derivative instruments	(44)	203	203	(184)	386	386
Non-cash compensation expense	1,412	850	850	5,136	1,798	1,798
Distributions from unconsolidated investment	—	—	—	1,464	—	—
Gain on remeasurement of unconsolidated investment	—	—	—	(9,388)	—	—
Less:
Non-cash loss allocated to noncontrolling interest	(10,151)	—	—	(10,151)	—	—
Equity in earnings of unconsolidated investment	—	—	—	(717)	—	—
Adjusted EBITDA	$39,988	$24,370	$22,762	$109,878	$78,390	$74,579
Add:
Pony Express preferred distributions in excess of distributable cash flow attributable to Pony Express	—		—	5,429		—
Pony Express deficiency payments	5,378		—	5,378		—
Less:
Maintenance capital expenditures	(2,259)		(3,103)	(9,913)		(8,773)
Cash interest cost	(2,391)		(1,233)	(6,266)		(5,910)	(a)
Distributions to noncontrolling interest	(5,361)		—	(5,361)		—
Cash flow attributable to predecessor operations	—		—	(3,086)		—
Distributable cash flow (DCF)	35,355		18,426	96,059		59,896	(a)
Less:
Distributions	(28,294)		(13,082)	(83,329)		(49,140)	(a)
Amounts in excess of distributions	$7,061		$5,344	$12,730		$10,756	(a)
Distribution coverage	1.25		1.41	1.15		1.22	(a)

Limited partner units outstanding	49,034		40,500	49,034		40,500
Distribution per unit	0.4850		0.3150	1.6000		1.1875	(a)

The following table contains the calculation of distribution coverage excluding the impact of $3,181,000 in distributions that were paid on August 14, 2014 on the 8,050,000 common units issued through the follow-on equity offering that closed on July 25, 2014.

				FY 2014
Distributable cash flow (DCF)				96,059
Less:
Distributions excluding $3,181,000 paid in August on follow-on equity offering units				(80,148)
DCF in excess of distributions excluding $3,181,000 paid in August on follow-on equity offering units				15,911
Distribution coverage, excluding $3,181,000 paid in August on follow-on equity offering units				1.20

Limited partner units outstanding				49,034
Distribution per unit				1.6000

(a)
Indicated amounts presented for the "As Reported" twelve months ended December 31, 2013 are on a pro forma basis, which assumes that our initial public offering and related formation transactions, including borrowings under our revolving credit facility, had closed on January 1, 2013. No cash distributions were paid with respect to the first quarter of 2013, and a prorated distribution of available cash was paid for the period from the closing of the IPO (May 17, 2013) through the end of the second quarter. Pro forma distributions were calculated using the minimum quarterly distribution for the first two quarters of 2013 and the actual distribution for the third and fourth quarters. Actual cash distributions for the twelve month period ending December 31, 2013, were $0.7547/unit. Pro forma interest expense (inclusive of commitment fees) for the twelve months ended December 31, 2013, was calculated by multiplying the actual cash interest cost for the third quarter by three and adding the actual cash interest cost for the fourth quarter. Actual cash interest cost for the twelve month period ended December 31, 2013, was $3,555,000.

Management believes the pro forma presentation of distributable cash flow and distribution coverage provides investors with useful information to compare our historical financial results. These pro forma financial measures are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the initial public offering and related formation transactions been consummated on January 1, 2013, or of the results that may be obtained in the future.

Segment Overview
The financial results for the Natural Gas Transportation & Logistics Segment for the twelve months ended December 31, 2013 have been recast to reflect the results of operations of Trailblazer, which TEP acquired effective April 1, 2014. The financial results for the Natural Gas Transportation & Logistics Segment for the twelve months ended December 31, 2013, under the column "As Reported in 2013" do not include Trailblazer's results of operations.

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(in thousands)
Natural Gas Transportation & Logistics
Operating income (loss)	$8,812	$9,645	$9,843	$40,887	$24,040	$27,595
Add:
Depreciation and amortization expense	6,043	7,259	5,430	23,788	30,169	22,829
Non-cash (gain) loss related to derivative instruments	(44)	203	203	(184)	386	386
Other income	702	467	446	3,102	2,226	2,157
Segment Adjusted EBITDA	$15,513	$17,574	$15,922	$67,593	$56,821	$52,967

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013		2014	2013
Crude Oil Transportation & Logistics
Operating income (loss)	$5,937	$(882)		$3,601	$(3,156)
Add:
Depreciation and amortization expense, net of noncontrolling interest	9,796	252		10,553	1,009
Adjusted EBITDA attributable to noncontrolling interests	—	588		1,557	2,104
Segment Adjusted EBITDA	$15,733	$(42)		$15,711	$(43)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013		2014	2013
Processing & Logistics
Operating income	$6,118	$5,806		$20,577	$16,472
Add:
Depreciation and amortization expense, net of noncontrolling interest	3,304	1,795		11,048	6,720
Distributions from unconsolidated investment	—	—		1,464	—
Adjusted EBITDA attributable to noncontrolling interests	(55)	—		—	—
Other expense	—	(121)		—	—
Segment Adjusted EBITDA	$9,367	$7,480		$33,089	$23,192
The segment reporting in the tables above do not include public company costs or intersegment eliminations.
Adjusted EBITDA in the Natural Gas Transportation & Logistics segment for the fourth quarter of 2014 was $15.5 million, representing a decrease of $2.1 million as compared to the recast fourth quarter of 2013, primarily due to higher revenues in the fourth quarter of 2013 which were the result of a payment received from Tallgrass Midstream for the buyout of its transportation contract on the TIGT System.  Average firm contracted transportation capacity of 1,550 MMcf/d for the fourth quarter of 2014 was slightly higher than the 1,475 MMcf/d for the recast fourth quarter of 2013. When comparing the Natural Gas Transportation & Logistics segment's Adjusted EBITDA for the fourth quarter of 2014 to its $17.2 million of Adjusted EBITDA for the third quarter of 2014, the decrease is primarily attributable to higher natural gas sales and lower operating costs in the third quarter of 2014.
The Crude Oil Transportation & Logistics segment Adjusted EBITDA was $15.7 million for the fourth quarter of 2014 which was the first full quarter of commercial service for Pony Express. Due to the start-up of the pipeline, delays at the two joint tariff upstream pipelines that deliver volumes into Pony Express and the expected in-service of the lateral in Northeast Colorado in the first half of 2015, it is expected that transported volumes will continue to noticeably increase over the first half of 2015. TEP will receive from Pony Express at least a minimum quarterly preference payment of $16.65 million through the third quarter of 2015. The distributable cash flow generated by Pony Express for the fourth quarter of 2014 was greater than the $16.65 million distribution received by TEP with respect to its 33.3 percent interest.

The Processing & Logistics segment generated Adjusted EBITDA of $9.4 million for the fourth quarter of 2014, representing an increase of $1.9 million as compared to the fourth quarter of 2013. The increase was primarily due to income from the fresh water transportation pipeline and increased processing volumes during the fourth quarter of 2014. Approximate average inlet volumes were 168 MMcf/day for the fourth quarter of 2014 as compared to 147 MMcf/day for the fourth quarter of 2013. When comparing the Processing & Logistics segment's $9.4 million of Adjusted EBITDA for the fourth quarter of 2014 to its Adjusted EBITDA of $8.6 million for the third quarter of 2014, the increase is primarily attributable to increased processing volumes during the fourth quarter of 2014.
Pony Express Acquisition
As previously announced, TEP has been offered the right to acquire an additional 33.3 percent interest in Pony Express from Tallgrass Development. If consummated, this would increase TEP's ownership interest in Pony Express to 66.7 percent. Terms of the offer have not been finalized, but it is currently expected that, if consummated, the purchase price would be approximately $700 million and would include some level of preferred distribution from Tallgrass Development similar to the structure of the initial acquisition.

The offer was received from Tallgrass Development pursuant to a right of first offer that is contained in the Omnibus Agreement executed between TEP and Tallgrass Development in connection with TEP’s initial public offering in May 2013. A Conflicts Committee of the board of directors of our general partner, consisting solely of independent directors, has been formed to evaluate the offer with assistance from external advisors to be engaged by the Conflicts Committee. No definitive transaction agreement has been executed yet and the proposed transaction remains subject to review, negotiations and approval by the Conflicts Committee and by the board of directors of TEP’s general partner. In conjunction with the proposed transaction, the parties made required filings under the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period for consummating the transaction has terminated.

Financial Outlook and Guidance
Assuming completion of the acquisition of an additional 33.3 percent interest in Pony Express, TEP expects Adjusted EBITDA of $205 - 225 million, distributable cash flow of $180 - 195 million and distribution coverage of 1.05 - 1.10x, for the year ended December 31, 2015. Furthermore, TEP expects its current annualized distribution rate of $1.94 to increase by approximately 20 percent for the calendar year 2015, and believes that it can deliver a minimum average compounded annual distribution growth rate (distribution CAGR) of at least 20 percent through 2017 or beyond.

Fourth Quarter Distribution
As previously announced, the board of directors of TEP's general partner declared a quarterly cash distribution to partners of $0.485 per common unit for the fourth quarter of 2014. This quarterly distribution represents $1.94 on an annualized basis. The quarterly distribution was paid on Friday, February 13, 2015, to unitholders of record as of the close of business on Monday, January 26, 2015.

Conference Call
Please join Tallgrass for a conference call and webcast to discuss fourth quarter 2014 results at 4:00 pm Central Time on Thursday, February 19, 2015. Interested parties may listen via a link posted on the Investor Relations section of our website and the replay will be available on our website for a limited time following the live call.

About Tallgrass Energy Partners, LP
Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide crude oil transportation to customers in Wyoming and the surrounding region, servicing the Bakken oil production area of North Dakota and eastern Montana through our membership interest in Tallgrass Pony Express Pipeline. We also provide services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers in Colorado and Texas through BNN Water Solutions. Our operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

Non-GAAP Measures
Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.
We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP, nor should Adjusted EBITDA and distributable cash flow be considered alternatives to available cash, operating surplus, distributions of available cash from operating surplus or other definitions in our partnership agreement. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments. We define distributable cash flow as Adjusted EBITDA, plus preferred distributions received from Pony Express in excess of its distributable cash flow attributable to our net interest and adjusted for deficiency payments received from or utilized by Pony Express shippers, less cash interest expense, maintenance capital expenditures, and distributions to noncontrolling interests in excess of earnings allocated to noncontrolling interests. Neither Adjusted EBITDA nor distributable cash flow will be impacted by changes in working capital balances that are reflected in operating cash flow. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see "Summary Financial Information" above.
Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the date on which the Northeast Colorado Lateral is expected to be placed in-service, the ability to consummate the acquisition of an additional interest in Pony Express, as well as timing, purchase price and other terms of that transaction, the earnings and cash distribution accretion expected to be realized by TEP as a result of a potential acquisition of an additional interest in Pony Express, TEP’s 2015 financial outlook and guidance and TEP’s expected average compounded annual distribution growth rate in future periods. Forward looking statements may also include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of Tallgrass Energy Partners and its subsidiaries, including: the ability to pursue expansions and other opportunities for incremental volumes; natural gas production growth in Tallgrass Energy Partners' operating areas; expected future benefits of acquisitions or expansion projects; timing of anticipated spending on planned expenses and maintenance capital projects; and distribution rate and growth, including variability of quarterly distribution coverage. These statements are based on certain assumptions made by Tallgrass Energy Partners based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Tallgrass Energy Partners, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to Tallgrass Energy Partners’ financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, the demand for natural gas storage, processing and transportation services and for crude oil transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas or transporting crude oil and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by Tallgrass Energy Partners with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Tallgrass Energy Partners does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$867	$—
Accounts receivable, net	39,768	30,033
Receivable from related party	73,393	—
Gas imbalances	2,442	3,128
Inventories	13,045	5,549
Prepayments and other current assets	2,766	16,986
Total Current Assets	132,281	55,696
Property, plant and equipment, net	1,853,081	1,116,806
Goodwill	343,288	334,715
Intangible asset, net	104,538	102,567
Deferred financing costs	5,528	4,512
Deferred charges and other assets	18,481	17,117
Total Assets	$2,457,197	$1,631,413
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$62,329	$149,452
Accounts payable to related parties	3,915	7,137
Gas imbalances	3,611	3,664
Derivative liabilities at fair value	—	184
Accrued taxes	3,989	5,520
Accrued liabilities	9,384	5,550
Deferred revenue	5,468	538
Other current liabilities	7,872	10,695
Total Current Liabilities	96,568	182,740
Long-term debt	559,000	135,000
Other long-term liabilities and deferred credits	6,478	4,572
Total Long-term Liabilities	565,478	139,572
Equity:
Predecessor Equity	—	247,221
Common unitholders (32,834,105 and 24,300,000 units issued and outstanding at December 31, 2014 and 2013, respectively)	800,333	455,197
Subordinated unitholder (16,200,000 units issued and outstanding at December 31, 2014 and 2013)	274,133	274,666
General partner (834,391 and 826,531 units issued and outstanding at December 31, 2014 and 2013, respectively)	(35,743)	14,078
Total Partners’ Equity	1,038,723	991,162
Noncontrolling interests	$756,428	$317,939
Total Equity	$1,795,151	$1,309,101
Total Liabilities and Equity	$2,457,197	$1,631,413

TALLGRASS ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
	(unaudited)	(unaudited)
	(in thousands)
Revenues:
Natural gas liquids sales	38,367	49,006	170,924	146,313
Natural gas sales	995	1,308	10,325	9,387
Natural gas transportation services	31,315	30,582	126,733	120,025
Crude oil transportation services	28,343	—	28,343	—
Processing and other revenues	10,484	5,877	35,231	14,801
Total Revenues	109,504	86,773	371,556	290,526
Operating Costs and Expenses:
Cost of sales and transportation services (exclusive of depreciation and amortization shown below)	46,733	44,707	191,654	146,154
Operations and maintenance	11,548	9,535	39,577	35,404
Depreciation and amortization	19,143	9,811	47,048	39,917
General and administrative	11,939	7,784	33,160	27,651
Taxes, other than income taxes	1,312	1,847	6,704	7,401
Total Operating Costs and Expenses	90,675	73,684	318,143	256,527
Operating Income	18,829	13,089	53,413	33,999
Other (Expense) Income:
Interest expense, net	(2,801)	(619)	(7,292)	(11,054)
Gain on remeasurement of unconsolidated investment	—	—	9,388	—
Loss on extinguishment of debt	—	—	—	(17,526)
Equity in earnings of unconsolidated investment	—	—	717	—
Other income, net	703	334	3,103	2,205
Total Other (Expense) Income	(2,098)	(285)	5,916	(26,375)
Net Income	16,731	12,804	59,329	7,624
Net loss attributable to noncontrolling interests	10,096	607	11,352	2,123
Net Income attributable to partners	$26,827	$13,411	$70,681	$9,747
Allocation of income to the limited partners:
Net income attributable to partners	$26,827	$13,411	$70,681	$9,747
Predecessor operations interest in net loss (income)	—	418	(1,508)	4,432
Net income attributable to partners, excluding predecessor operations interest	26,827	13,829	69,173	14,179
Net income attributable to partners prior to May 17, 2013	—	—	—	(6,982)
Net income attributable to partners subsequent to May 17, 2013	26,827	13,829	69,173	7,197
General partner interest in net income subsequent to May 17, 2013	(4,485)	(339)	(7,399)	(206)
Common and subordinated unitholders' interest in net income subsequent to May 17, 2013	22,342	13,490	61,774	6,991
Basic net income per common and subordinated unit	$0.46	$0.33	$1.39	$0.17
Diluted net income per common and subordinated unit	$0.45	$0.33	$1.36	$0.17
Basic average number of common and subordinated units outstanding	49,022	40,500	44,346	40,450
Diluted average number of common and subordinated units outstanding	50,174	41,053	45,394	41,458

TALLGRASS ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(in thousands)
Cash Flows from Operating Activities:
Net income	$59,329	$7,624
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	49,041	41,663
Gain on remeasurement of unconsolidated investment	(9,388)	—
Loss on extinguishment of debt	—	17,526
Noncash compensation expense	5,136	1,798
Changes in components of working capital:
Accounts receivable and other	(348)	8,506
Gas imbalances	1,504	2,393
Inventories	(8,367)	(2,807)
Accounts payable and accrued liabilities	(21,787)	12,207
Deferred revenue	6,619	—
Deferred lease payment	—	(4,563)
Other operating, net	(2,295)	(1,865)
Net Cash Provided by Operating Activities	79,444	82,482
Cash Flows from Investing Activities:
Capital expenditures	(665,650)	(346,020)
Issuance of related party loan	(270,000)	—
Acquisition of Trailblazer	(150,000)	—
Acquisition of additional equity interests in Water Solutions	(7,600)	—
Acquisition of Pony Express membership interest	(27,000)	—
Other investing, net	17,521	(1,590)
Net Cash Used in Investing Activities	(1,102,729)	(347,610)
Cash Flows from Financing Activities:
Distributions to unitholders	(68,117)	(18,171)
Contribution from TD	27,488	—
Repayment of debt assumed from TD	—	(400,000)
Borrowings under revolving credit facility, net	424,000	135,000
Proceeds from public offerings, net of offering costs	320,385	290,483
Contributions from Predecessor Member, net	312,125	379,872
Distributions to Member, net	—	(118,538)
Other financing, net	8,271	(3,518)
Net Cash Provided by Financing Activities	1,024,152	265,128
Net Change in Cash and Cash Equivalents	867	—
Cash and Cash Equivalents, beginning of period	—	—
Cash and Cash Equivalents, end of period	$867	$—

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com